PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE



                                                                                 For the Year Ended December 31,
                                                                         ---------------------------------------------------
                                                                             2003                2002               2001
                                                                         -------------      -------------       ------------
                                                                          (amounts in thousands, except per share data)
Earnings Per Share:

Net income.......................................................        $   336,653         $   318,738        $   324,208

Less: Cumulative Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A......................                  -              (3,422)            (4,563)
   9.20% Cumulative Preferred Stock, Series B....................             (1,322)             (5,389)            (5,488)
   Adjustable Rate Preferred Stock, Series C.....................             (1,013)             (2,024)            (2,024)
   9.50% Cumulative Preferred Stock, Series D....................             (2,850)             (2,850)            (2,850)
   10.00% Cumulative Preferred Stock, Series E...................             (5,488)             (5,488)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................             (5,606)             (5,606)            (5,606)
   8-7/8% Cumulative Preferred Stock, Series G...................                  -                   -            (11,482)
   8.45% Cumulative Preferred Stock, Series H....................                  -                   -            (10,853)
   8-5/8% Cumulative Preferred Stock, Series I...................                  -                   -             (7,475)
   8% Cumulative Preferred Stock, Series J.......................                  -              (9,200)           (12,000)
   8.25% Cumulative Preferred Stock, Series K....................             (9,488)             (9,488)            (9,488)
   8.25% Cumulative Preferred Stock, Series  L...................             (9,488)             (9,488)            (9,488)
   8.75% Cumulative Preferred Stock, Series M....................             (4,922)             (4,922)            (4,922)
   8.60% Cumulative Preferred Stock, Series Q....................            (14,835)            (14,835)           (14,134)
   8.00% Cumulative Preferred Stock, Series R....................            (40,800)            (40,800)           (10,200)
   7.875% Cumulative Preferred Stock, Series S...................            (11,320)            (11,320)            (1,918)
   7.625% Cumulative Preferred Stock, Series T...................            (11,601)            (11,011)                 -
   7.625% Cumulative Preferred Stock, Series U...................            (11,438)             (9,849)                 -
   7.50% Cumulative Preferred Stock, Series V....................            (12,938)             (3,234)                 -
   6.50% Cumulative Preferred Stock, Series W....................             (2,057)                  -                  -
   6.45% Cumulative Preferred Stock, Series X....................             (1,030)                  -                  -
                                                                         -------------      -------------       ------------
Total preferred dividends........................................           (146,196)           (148,926)          (117,979)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock................................             (7,120)             (6,888)           (14,835)
                                                                         -------------      -------------       ------------
Total net income allocated to preferred shareholders.............         $ (153,316)         $ (155,814)        $ (132,814)
                                                                         =============      =============       ============
Total net income allocable to common shareholders................         $  183,337          $  162,924         $  191,394
                                                                         =============      =============       ============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   21,501          $   21,501         $   19,455
      Net income allocable to shareholders of common stock.......            161,836             141,423            171,939
                                                                         -------------      -------------       ------------
                                                                         $   183,337         $   162,924        $   191,394
                                                                         =============      =============       ============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding..............            125,181             123,005            122,310

   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................              1,336               1,566              1,267
                                                                         -------------      -------------       ------------
   Diluted weighted average common shares outstanding............            126,517             124,571            123,577
                                                                         =============      =============       ============
Basic earnings per common and common equivalent share............        $      1.29         $      1.15        $      1.41
                                                                         =============      =============       ============
Diluted earnings per common and common equivalent share..........        $      1.28         $      1.14        $      1.39
                                                                         =============      =============       ============

Note- There were no securities outstanding which would have had an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2003.

                                   Exhibit 11